Exhibit 10.9
FIRST FINANCIAL CORPORATION
2010 LONG-TERM INCENTIVE COMPENSATION PLAN
(Effective January 1, 2010)

ARTICLE I
Introduction
1.1 Objective. The First Financial Corporation 2010 Long-Term Incentive Compensation Plan is designed to focus the efforts of key employees of the Company and its Subsidiaries on continued improvement in the profitability of the Company and its Subsidiaries with the objective of providing an adequate return to shareholders on their investment in the Company while at the same time assuring that Awards under the Plan, in combination with the Company’s other compensation programs: (a) provide Participants incentives that appropriately balance risk and reward; (b) are compatible with effective controls and risk-management; and (c) are supported by strong oversight of the Board as delegated to the Committee.
1.2 Administration of the Plan. The Plan will be administered by the Committee. The Committee will also (a) adopt such rules and regulations as are appropriate for the proper administration of the Plan in a manner that provides active and effective oversight of the Plan, and (b) make such determinations and take such actions in connection with the Plan as it deems necessary provided that the Committee may take action only upon the vote of a majority of its members. While the Committee may appoint individuals to act on its behalf in the administration of the Plan, it will have the sole, final and conclusive authority to administer, construe and interpret the Plan. The Committee’s determinations and interpretations will be final and binding on all persons, including the Company, its shareholders and persons having any interest in Awards. Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or mailed, by certified mail, postage prepaid, to the Compensation Committee, First Financial Corporation Board of Directors, at P.O. Box 540, Terre Haute, Indiana, 47808.
1.3 Definitions. Whenever the initial letter of the following words or phrases is capitalized in the Plan, including any Supplements, they will have the respective meanings set forth below unless otherwise defined herein:
(a)	“Award” means the cash compensation awarded to a Participant pursuant to the Plan.
(b)	“Award Rate” means the amount of cash, expressed as a percentage of a Participant’s Base Salary as determined by the Committee.
(c)
“Base Salary” means the regular base salary and board of director fees actually paid by the Company or a Subsidiary to an employee while such employee is a Participant during calendar year 2010, exclusive of additional forms of compensation such as bonuses, other incentive payments, automobile allowances, tax gross-ups and other fringe benefits. Base Salary will include any board of director fees paid by the Company, Subsidiary or affiliate as well as salary deferral contributions made pursuant to Code Sections 401(k) and 125 and salary deferral contributions made to the First Financial Corporation 2005 Executives’ Deferred Compensation Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” means:
(i)
An intentional act of fraud, embezzlement, theft or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Participant in the course of his employment. No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence. An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company or a Subsidiary;

(ii)	Intentional wrongful damage by the Participant to the business or property of the Company or a Subsidiary, causing material harm to the Company or a Subsidiary;
(iii)	Breach by the Participant of any confidentiality or non-disclosure agreement in effect from time to time with the Company or a Subsidiary;
(iv)	Gross negligence or insubordination by the Participant in the performance of his duties; or
(v)
Removal or permanent prohibition of the Participant from participating in the conduct of Company’s or a Subsidiary’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1).

(f)	“Change in Control” means any of the following:
(i)
Change in Ownership. A change in the ownership of the Company or a Subsidiary occurs on the date that any person, or group of persons, as defined below, acquires ownership of stock of the Company or a Subsidiary that, together with stock held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company or a Subsidiary. However, if any person or group is considered to own more than 50 percent of the total fair market value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company or a Subsidiary (or to cause a change in the effective control of the Company or a Subsidiary as defined in subsection 1.3(f)(ii). An increase in the percentage of stock owned by any person or group, as a result of a transaction in which the Company or a Subsidiary acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection 1.3(f)(i). This subsection 1.3(f)(i) only applies when there is a transfer of stock of the Company or a Subsidiary (or issuance of stock of a corporation) and stock in the Company or a Subsidiary remains outstanding after the transaction.

For purposes of subsections 1.3(f)(i) and 1.3(f)(ii), persons will not be considered to be acting as a group solely because they purchase or own stock of the Company or a Subsidiary at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Company or a Subsidiary. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
(ii)
Change in the Effective Control. A change in the effective control of the Company or a Subsidiary will occur when: (A) any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Company or a Subsidiary possessing 30 percent or more of the total voting power; or (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. However, if any person or group is considered to effectively control the Company or a Subsidiary, the acquisition of additional control of the Company or a Subsidiary by the same person(s) is not considered to cause a change in the effective control.

(iii)
Change in the Ownership of a Substantial Portion of the Subsidiary’s or Company’s Assets. A change in the ownership of a substantial portion of the Company’s or a Subsidiary’s assets occurs on the date that any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Company or a Subsidiary that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company or a Subsidiary immediately prior to such acquisition(s). Gross fair market value means the value of the assets of the Company or a Subsidiary, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

However, there is no Change in Control under this subsection when there is a transfer to an entity that is controlled by the shareholders of the Company or a Subsidiary immediately after the transfer. A transfer of assets by the Company or a Subsidiary is not treated as a change in the ownership of such assets if the assets are transferred to: (A) a shareholder of the Company or a Subsidiary (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company or a Subsidiary; (C) a person, or group of persons, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company or a Subsidiary or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (C). For purposes of this subsection 1.3(f)(iii), except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company or a Subsidiary has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company or a Subsidiary after the transaction, is not treated as a change in the ownership of the assets of the Company or a Subsidiary.
For purposes of this subsection 1.3(e)(iii), persons will not be considered to be acting as a group solely because they purchase assets of the Company or a Subsidiary at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company or a Subsidiary. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
Notwithstanding the foregoing, the acquisition of Company or Subsidiary stock by any retirement plan sponsored by the Company or a Subsidiary or an affiliate of the Company or a Subsidiary will not constitute a Change in Control.
(g)	“Code” means the Internal Revenue Code of 1986, as amended.
(h)
“Company” means, unless otherwise stated, First Financial Corporation, organized and existing under the laws of the State of Indiana, or any successor (by merger, consolidation, purchase or otherwise) to such corporation which assumes the obligations of such corporation under the Plan and the Subsidiaries of the Company.

(i)	“Committee” means the Compensation Committee of the Board.
(j)	“Effective Date” means January 1, 2010, which is the effective date of the Plan.

(k)	“Good Reason” means the occurrence of any of the following events, which has not been consented to in advance by the Participant in writing:
(i)	The requirement that the Participant move his personal residence;
(ii)
A reduction of ten percent or more in the Participant’s base salary, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other similarly situated officers of the Company or a Subsidiary;

(iii)
The removal of the Participant from participation in any incentive compensation (including, but not limited to, the Plan) or performance-based compensation plans or bonus plans unless the Company terminates participation in the plan or plans with respect to all other similarly situated officers of the Company or a Subsidiary;

(iv)	The assignment to the Participant of duties and responsibilities materially different from those normally associated with his position; or
(v)	A material diminution or reduction in the Participant’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company or a Subsidiary.
(l)	“Notice of Award” means the notice provided to a Participant which outlines the Award Rate, Performance Goals and other terms and conditions of their Award.
(m)	“Participant” means an individual who is employed by the Company and who is designated as a Participant by the Committee.
(n)
“Performance Goals” means the financial performance levels with respect to the Company and/or the Subsidiaries which must be met before an Award may be earned as set forth in a Notice of Award. The Performance Goals will be determined by the Committee utilizing the United States Treasury Department final “Guidance on Sound Incentive Compensation Policies” and any subsequent guidance hereafter provided by applicable statute, rule or regulation.

(o)	“Performance Period” means the period of time specified by the Committee during which an Award may be earned
(p)	“Permanent and Total Disability” means a disability as determined under a long-term disability insurance policy sponsored by the Company or a Subsidiary.
(q)
“Plan” means the long-term incentive compensation plan contained in this instrument and any subsequent amendment to this instrument, which shall have been adopted by the Board or Committee known as the First Financial Corporation 2010 Long-Term Incentive Compensation Plan.

(r)	“Retirement” or “Retires” means a Participant’s Termination of Service on or after attaining age 65 for reasons other than death or Permanent and Total Disability.
(s)	“Subsidiary” means First Financial Bank and such other subsidiary corporations of the Company which are designated by the Board or Committee as eligible to participate in the Plan.

(t)
“Termination of Service” means the occurrence of any act or event or any failure to act, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of the Company or a Subsidiary, including, but not limited to, death, Permanent and Total Disability, Retirement, termination by the Company or a Subsidiary of the Participant’s employment with the Company or a Subsidiary and voluntary resignation or termination by the Participant of his or her employment with the Company or a Subsidiary.

ARTICLE II
Eligibility and Participation
Participation in the Plan is limited to those individuals who have been designated as Participants by resolution of the Committee. A Participant will become covered by the Plan effective as of the date on which the individual is designated a Participant by resolution of the Committee.
ARTICLE III
Awards
3.1 Determination of Awards. The Committee shall determine (a) whether or not to make Awards, and (b) the terms and conditions of an Award. The Committee may take into account such factors as it determines in its discretion in determining the terms and conditions of an Award and the Award Rate. These factors may include, but are not limited to, the nature of the services rendered by the Participant, his or her current and potential contributions to the success of the Company, the Participant’s Base Salary, and such other factors as the Committee, in its sole discretion, considers relevant.
3.2 Communication of Awards. The Committee will communicate to Participants in a Notice of Award the Award Rates, Performance Goals (and their respective weightings) and any requirements or other criteria with respect to an Award.
3.3 Considerations in Establishing Performance Goals. In determining appropriate Performance Goals and the relative weight accorded each Performance Goal, the Committee must:
(a)	Balance risk and financial results in a manner that does not encourage Participants to expose the Company and its Subsidiaries to imprudent risks;
(b)
Make such determination in a manner designed to ensure that Participant’ overall compensation is balanced and that the Awards are consistent with the policies and procedures of the Company and its Subsidiaries regarding such compensation arrangements; and

(c)
Monitor the success of the Performance Goals and weighting, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants and appropriately reflect risk.

3.4 Components of Calculation. The Committee, in its sole discretion, will establish the following business criteria for calculating Awards to Participants with respect to the Company and the Subsidiaries:
(a)	The Performance Goals;

(b)	The relative weight accorded each Performance Goal; and
(c)
The threshold, target and maximum Award Rates for each Participant. The calculation of Awards will be made by interpolating within the interval between the target Award Rate and the threshold Award Rate and between the target Award Rate and the maximum Award Rate, and rounding to the nearest dollar.

3.5 Earning of Awards.
(a)	An Award will be treated as earned to the extent:
(i)	The threshold, target or maximum Performance Goals are met; and

(ii)	The Participant is employed on the last day of the Performance Period.
(b)
In the event a Participant incurs a Termination of Service before the end of the Performance Period, he will not earn any portion of his Award unless his employment with the Company or a Subsidiary terminates for one of the following reasons:

(i)	The Participant dies.

(ii)	The Participant incurs a Termination of Service due to a Permanent and Total Disability.

(iii)	The Participant Retires.

(iv)	The Participant incurs a Termination of Service for Good Reason.

(v)	The Participant’s employment is terminated without Cause.
(c)
If at least the threshold Performance Goals are met but the Participant incurs a Termination of Service due to one or more of the circumstances described in subsections 3.5(b)(i) through 3.5(b)(v), he will earn a pro rata portion of the Award that he would otherwise be entitled to for calendar year 2010. The Award will be calculated at the level attained based on the ratio that the number of days during the 2010 calendar year in which he was actually employed bears to 365.

3.6 Vesting of Earned Awards.
(a)
Except as set forth in subsection 3.6(b), a Participant will become vested in his or her earned awards in accordance with the following schedule provided he or she is employed on the applicable vesting date.

Anniversary of	Vested	Forfeited
Earning Date	Percentage	Percentage
1st	33%	67%
2nd	66%	34%
3rd	100%	0%
(b)	Notwithstanding subsection 3.6(a), in the event:
(i)	The Participant dies;

(ii)	The Participant incurs a incurs a Termination of Service due to a Permanent and Total Disability;

(iii)	The Participant Retires;

(iv)	The Participant incurs a Termination of Service for Good Reason; or

(v)	The Participant’s employment is terminated without Cause,

he will not forfeit his earned Award. In such cases, a Participant will be 100 percent vested in his earned Award and payment will made within 30 days of the date of Termination of Service.
(c)	In the event of a Change in Control, a Participant will be 100 percent vested in his earned Award and payment will be made as of the date of the Change in Control.
3.7 Time and Form of Payment of Vested Awards. Except as otherwise provided in Section 3.6, the vested portion of Awards will be paid in single sum in cash within 75 days after the time it becomes vested.
3.8 Clawback of Awards. In the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under securities laws, and the Company paid an Award to a Participant which was based on the erroneous data within three years preceding the date of the accounting restatement, then the Participant is required to repay the Company the excess amount which would not have been paid to the Participant under the accounting restatement.
3.9 Withholding of Taxes. Each Participant will be solely responsible for, and the Company will withhold from any amounts payable under the Plan, all applicable federal, state, city and local income taxes and the Participant’s share of applicable employment taxes.

ARTICLE IV
Miscellaneous
4.1 Amendment or Termination. The Board or the Committee may, at any time, alter, amend, modify, suspend or terminate the Plan, but may not, except as provided in Section 3.8, without the consent of a Participant to whom an Award has been made, make any alteration which would adversely affect an Award previously granted under the Plan.
4.2 Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give a Participant the right to be rehired or retained in the employ of the Company or any Subsidiary, nor will participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim exists under the terms of the Plan.
4.3 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.
4.4 Gender and Number. Where the context permits, words in the masculine gender will include the feminine gender, the plural will include the singular and the singular will include the plural.
4.5 Action by the Board or Committee. Any action required of or permitted by the Board or Committee under this Plan will be by resolution of the Board, the Committee or by a person or persons authorized by resolution of the Board or Committee.
4.6 Controlling Laws. Except to the extent superseded by laws of the United States, the laws of Indiana will be controlling in all matters relating to the Plan. The Plan and all Awards are intended to be exempt from the applicable provisions of Code Section 409A. To the extent Code Section 409A applies, the Plan and all Awards intend to comply, and will be construed by the Board in a manner which complies with the applicable provisions of Code Section 409A. To the extent there is any conflict between a provision of the Plan or an Award and a provision of Code Section 409A, the applicable provision of Code Section 409A will control.
4.7 Mistake of Fact. Any mistake of fact or misstatement of fact will be corrected when it becomes known and proper adjustment made by reason thereof.
4.8 Severability. In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if such illegal or invalid provision had never been contained in the Plan.
4.9 Effect of Headings. The descriptive headings of the Articles and Sections of the Plan are inserted for convenience of reference and identification only and do not constitute a part of the Plan for purposes of interpretation.

4.10 Nontransferability. No Award or Award payment will be transferable, except by the Participant’s will or the applicable laws of descent and distribution. During the Participant’s lifetime, his Award will be payable only to the Participant or his guardian or attorney-in-fact. The payment and any rights and privileges pertaining thereto may not be transferred, assigned, pledged or hypothecated by him in any way, whether by operation of law or otherwise and will not be subject to execution, attachment or similar process.
4.11 No Liability. No member of the Board or the Committee or any officer or Participant of the Company or Subsidiary will be personally liable for any action, omission or determination made in good faith in connection with the Plan. The Company will indemnify and hold harmless the members of the Committee, the Board and the officers and Participants of the Company and its Subsidiaries, and each of them, from and against any and all loss which results from liability to which any of them may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in connection with the administration of the Plan, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense. By participating in the Plan, each Participant agrees to release and hold harmless each of the Company, the Subsidiaries (and their respective directors, officers and employees), the Board and the Committee, from and against any tax or other liability, including without limitation, interest and penalties, incurred by the Participant in connection with his participation in the Plan.
4.12 Funding. All amounts payable under the Plan will be paid by the Company from its general assets. The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under the Plan. The Company may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under the Plan. Any such action or set-aside amount may not be deemed to create a trust of any kind between the Company and any Participant or beneficiary or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights against the assets of the Company greater than the rights of any other unsecured creditor of the Company.